SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No.__)*


                                 Onvia.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    68338T106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]  Rule 13d-1(b)

      [ ]  Rule 13d-1(c)

      [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

The Exhibit Index is found on page 16.

                         (Continued on following pages)

                               Page 1 of 17 Pages

-------------------                                           ------------------
CUSIP NO. 68338T106                   13 G                    Page 2 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Mohr, Davidow Ventures V, L.P. ("MDV V")

     Tax ID Number: 94-3291885
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]  (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF         5    SOLE VOTING POWER
   SHARES                9,481,910 shares, except that Fifth MDV Partners,
BENEFICIALLY             L.L.C. ("Fifth MDV Partners"), the general partner of
OWNED BY EACH            MDV V, may be deemed to have sole voting power, and
  REPORTING              Jonathan D. Feiber ("Feiber"), Nancy J. Schoendorf
   PERSON                ("Schoendorf") and George Zachary ("Zachary"), the
    WITH                 members of Fifth MDV Partners, may be deemed to have
                         shared power to vote these shares.
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         See response to row 5.
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER
                         9,481,910 shares, except that Fifth MDV Partners, the
                         general partner of MDV V, may be deemed to have sole
                         dispositive power, and Feiber, Schoendorf and Zachary,
                         the members of Fifth MDV Partners, may be deemed to
                         have shared power to dispose of these shares.
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       9,481,910
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          10.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
                                                                              PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 68338T106                   13 G                    Page 3 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     MDV V Entrepreneurs' Network Fund II(A), L.P. ("MDV V Entrepreneurs' Network Fund II(A)")
     Tax ID Number: 94-3297336
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]  (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
   NUMBER OF        5    SOLE VOTING POWER
    SHARES               304,169 shares, except that Fifth MDV Partners, L.L.C.
 BENEFICIALLY            ("Fifth MDV Partners"), the general partner of MDV
 OWNED BY EACH           Entrepreneur's Network Fund II(A), may be deemed to
   REPORTING             have sole voting power, and Jonathan D. Feiber
    PERSON               ("Feiber"), Nancy J. Schoendorf ("Schoendorf") and
     WITH                George Zachary ("Zachary"), the members of Fifth MDV
                         Partners, may be deemed to have shared power to vote
                         these shares.
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         See response to row 5.
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER
                         304,169 shares, except that Fifth MDV Partners, the
                         general partner of MDV Entrepreneur's Network Fund
                         II(A), may be deemed to have sole dispositive power,
                         and Feiber, Schoendorf and Zachary, the members of
                         Fifth MDV Partners, may be deemed to have shared power
                         to dispose of these shares.
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                         304,169
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
                                                                              PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 68338T106                   13 G                    Page 4 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     MDV Entrepreneurs' Network Fund II(B), L.P. ("MDV Entrepreuners' Network Fund II(B)")

     Tax ID Number: 94-3297339
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]  (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
   NUMBER OF        5    SOLE VOTING POWER
    SHARES               409,525 shares, except that Fifth MDV Partners, L.L.C.
 BENEFICIALLY            ("Fifth MDV Partners"), the general partner of MDV
 OWNED BY EACH           Entrepreneur's Network Fund II(B), may be deemed to
   REPORTING             have sole voting power, and Jonathan D. Feiber
    PERSON               ("Feiber"), Nancy J. Schoendorf ("Schoendorf") and
     WITH                George Zachary ("Zachary"), the members of Fifth MDV
                         Partners, may be deemed to have shared power to vote
                         these shares.
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         See response to row 5.
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER
                         409,525 shares, except that Fifth MDV Partners, the
                         general partner of MDV Entrepreneur's Network Fund
                         II(B), may be deemed to have sole dispositive power,
                         and Feiber, Schoendorf and Zachary, the members of
                         Fifth MDV Partners, may be deemed to have shared power
                         to dispose of these shares.
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                         409,525
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
                                                                              PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 68338T106                   13 G                    Page 5 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Fifth MDV Partners, L.L.C. ("Fifth MDV")

     Tax ID Number: 94-3291887
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]  (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
     NUMBER OF      5    SOLE VOTING POWER
      SHARES             10,195,604 shares, of which 9,481,910 are directly
   BENEFICIALLY          owned by MDV V, 304,169 shares are directly owned by
   OWNED BY EACH         MDV Entrepreneurs' Network Fund II(A), 409,525 shares
    REPORTING            are directly owned by MDV Entrepreneurs' Network Fund
      PERSON             II(B). Fifth MDV Partners, the general partner of MDV V
       WITH              and MDV Entrepreneurs' Network Funds II(A) and II(B),
                         may be deemed to have sole voting power, and Feiber,
                         Schoendorf and Zachary, the members of Fifth MDV
                         Partners, may be deemed to have shared power to vote
                         these shares.
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         See response to row 5.
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER
                         10,195,604 shares, of which 9,481,910 are directly
                         owned by MDV V, 304,169 shares are directly owned by
                         MDV Entrepreneurs' Network Fund II(A), 409,525 shares
                         are directly owned by MDV Entrepreneurs' Network Fund
                         II(B). Fifth MDV Partners, the general partner of MDV V
                         and MDV Entrepreneurs' Network Funds II(A) and II(B),
                         may be deemed to have sole dispositive power, and
                         Feiber, Schoendorf and Zachary, the members of Fifth
                         MDV Partners, may be deemed to have shared power to
                         dispose of these shares.
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      10,195,604
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           11.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
                                                                              OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 68338T106                   13 G                    Page 6 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Mohr, Davidow Ventures V-L, L.P. ("MDV V-L")

     Tax ID Number: 94-3340927
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]  (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
     NUMBER OF      5    SOLE VOTING POWER
      SHARES             4,322,540 shares except that Fifth-L MDV Partners,
   BENEFICIALLY          L.L.C. ("Fifth-L MDV Partners"), the general partner of
   OWNED BY EACH         MDV V-L, may be deemed to have sole voting power, and
    REPORTING            Jonathan D. Feiber ("Feiber"), Nancy J. Schoendorf
      PERSON             ("Schoendorf"), George Zachary ("Zachary") and Robert
       WITH              C. Chaplinsky ("Chaplinsky"), the members of Fifth
                         MDV-L Partners, may be deemed to have shared power to
                         vote these shares.
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         See response to row 5.
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER
                         4,322,540 shares except that Fifth-L MDV Partners, the
                         general partner of MDV V-L, may be deemed to have sole
                         dispositive power, and Feiber, Schoendorf, Zachary and
                         Chaplinsky, the members of Fifth MDV-L Partners, may be
                         deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       4,322,540
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            5.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
                                                                              PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 68338T106                   13 G                    Page 7 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Fifth-L MDV Partners, L.L.C. ("Fifth-L MDV Partners")

     Tax ID Number: 94-33440928
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]  (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
     NUMBER OF      5    SOLE VOTING POWER
      SHARES             4,322,540 shares, all of which are owned directly by
   BENEFICIALLY          MDV V-L. Fifth-L MDV Partners, the general partner of
   OWNED BY EACH         MDV V-L, may be deemed to have sole voting power, and
    REPORTING            Jonathan D. Feiber ("Feiber"), Nancy J. Schoendorf
      PERSON             ("Schoendorf"), George Zachary ("Zachary") and Robert
       WITH              C.Chaplinsky ("Chaplinsky"), the members of Fifth-L MDV
                         Partners, may be deemed to have shared power to vote
                         these shares.
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         See response to row 5.
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER
                         4,322,540 shares, all of which are owned directly by
                         MDV V-L. Fifth-L MDV Partners, the general partner of
                         MDV V-L, may be deemed to have sole dispositive power,
                         and Feiber, Schoendorf, Zachary and Chaplinsky, the
                         members of Fifth-L MDV Partners, may be deemed to have
                         shared power to dispose of these shares.
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       4,322,540
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            5.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
                                                                              OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 68338T106                   13 G                    Page 8 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Jonathan D. Feiber ("Feiber")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]  (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
     NUMBER OF      5    SOLE VOTING POWER
      SHARES             0 shares.
   BENEFICIALLY     ------------------------------------------------------------
   OWNED BY EACH    6    SHARED VOTING POWER
    REPORTING            14,518,144 shares, of which 9,481,910 are directly
      PERSON             owned by MDV V, 304,169 are directly owned by MDV
       WITH              Entrepreneurs' Network Fund II(A), 409,525 are directly
                         owned by MDV Entrepreneurs' Network Fund II(B) and
                         4,322,540 are directly owned by MDV V-L. Feiber is a
                         general partner of Fifth MDV Partners, the general
                         partner of MDV V, and Fifth-L MDV Partners, the general
                         partner of MDV V-L, and may be deemed to have shared
                         power to vote these shares.
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER
                         0 shares.
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         14,518,144 shares, of which 9,481,910 are directly
                         owned by MDV V, 304,169 are directly owned by MDV
                         Entrepreneurs' Network Fund II(A), 409,525 are directly
                         owned by MDV Entrepreneurs' Network Fund II(B) and
                         4,322,540 are directly owned by MDV V-L. Feiber is a
                         general partner of Fifth MDV Partners, the general
                         partner of MDV V, and Fifth-L MDV Partners, the general
                         partner of MDV V-L, and may be deemed to have shared
                         power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      14,518,144
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           16.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 68338T106                   13 G                    Page 9 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Nancy J. Schoendorf ("Schoendorf")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]  (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
     NUMBER OF      5    SOLE VOTING POWER
      SHARES             0 shares.
   BENEFICIALLY     ------------------------------------------------------------
   OWNED BY EACH    6    SHARED VOTING POWER
    REPORTING            14,518,144 shares, of which 9,481,910 are directly
      PERSON             owned by MDV V, 304,169 are directly owned by MDV
       WITH              Entrepreneurs' Network Fund II(A), 409,525 are directly
                         owned by MDV Entrepreneurs' Network Fund II(B) and
                         4,322,540 are directly owned by MDV V-L. Schoendorf is
                         a general partner of Fifth MDV Partners, the general
                         partner of MDV V, and Fifth-L MDV Partners, the general
                         partner of MDV V-L, and may be deemed to have shared
                         power to vote these shares.
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER
                         0 shares.
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         14,518,144 shares, of which 9,481,910 are directly
                         owned by MDV V, 304,169 are directly owned by MDV
                         Entrepreneurs' Network Fund II(A), 409,525 are directly
                         owned by MDV Entrepreneurs' Network Fund II(B) and
                         4,322,540 are directly owned by MDV V-L. Schoendorf is
                         a general partner of Fifth MDV Partners, the general
                         partner of MDV V, and Fifth-L MDV Partners, the general
                         partner of MDV V-L, and may be deemed to have shared
                         power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      14,518,144
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           16.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 68338T106                   13 G                   Page 10 of 17 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     George Zachary ("Zachary")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]  (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
     NUMBER OF      5    SOLE VOTING POWER
      SHARES             0 shares.
   BENEFICIALLY     ------------------------------------------------------------
   OWNED BY EACH    6    SHARED VOTING POWER
    REPORTING            14,518,144 shares, of which 9,481,910 are directly
      PERSON             owned by MDV V, 304,169 are directly owned by MDV
       WITH              Entrepreneurs' Network Fund II(A), 409,525 are directly
                         owned by MDV Entrepreneurs' Network Fund II(B) and
                         4,322,540 are directly owned by MDV V-L. Zachary is a
                         general partner of Fifth MDV Partners, the general
                         partner of MDV V, and Fifth-L MDV Partners, the general
                         partner of MDV V-L, and may be deemed to have shared
                         power to vote these shares.
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER
                         0 shares.
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         14,518,144 shares, of which 9,481,910 are directly
                         owned by MDV V, 304,169 are directly owned by MDV
                         Entrepreneurs' Network Fund II(A), 409,525 are directly
                         owned by MDV Entrepreneurs' Network Fund II(B) and
                         4,322,540 are directly owned by MDV V-L. Zachary is a
                         general partner of Fifth MDV Partners, the general
                         partner of MDV V, and Fifth-L MDV Partners, the general
                         partner of MDV V-L, and may be deemed to have shared
                         power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      14,518,144
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           16.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 68338T106                   13 G                   Page 11 of 17 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Robert C. Chaplinsky ("Chaplinsky")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]  (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
     NUMBER OF      5    SOLE VOTING POWER
      SHARES             0 shares.
   BENEFICIALLY     ------------------------------------------------------------
   OWNED BY EACH    6    SHARED VOTING POWER
    REPORTING            4,322,540 shares, all of which are directly owned by
      PERSON             MDV V-L. Chaplinsky is a general partner of Fifth-L MDV
       WITH              Partners, the general partner of MDV V-L, and may be
                         deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER
                         0 shares.
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         4,322,540 shares, all of which are directly owned by
                         MDV V-L. Chaplinsky is a general partner of Fifth-L MDV
                         Partners, the general partner of MDV V-L, and may be
                         deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       4,322,540
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            5.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 68338T106                   13 G                   Page 12 of 17 Pages
-------------------                                          -------------------

ITEM 1(a). NAME OF ISSUER:

           Onvia.com, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           1260 Mercer Street

           Seattle, Washington  98109

ITEM 2(a). NAME OF PERSON FILING:

           This statement is filed by Mohr, Davidow Ventures V, L.P., a Delaware limited partnership ("MDV V"), MDV V Entrepreneurs' Network Fund II(A), L.P., a Delaware limited partnership ("MDV V Entrepreneurs' Network Fund II (A)"), MDV V Entrepreneurs' Network Fund II(B), L.P., a Delaware limited partnership ("MDV V Entrepreneurs' Network Fund II
           (B)"), Fifth MDV Partners, L.L.C., a Delaware limited liability company ("Fifth MDV Partners"), Mohr, Davidow Ventures V-L, L.P., a Delaware limited partnership ("MDV V-L"), Fifth-L MDV Partners, L.L.C., a Delaware limited liability company ("Fifth-L MDV Partners"), Jonathan D. Feiber ("Feiber"), Nancy J. Schoendorf ("Schoendorf"), George Zachary ("Zachary") and Robert C. Chaplinsky ("Chaplinsky"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

           Fifth MDV Partners is the general partner of MDV V and MDV V Entrepreneurs' Network Funds II(A) and II(B), and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by MDV V and MDV V Entrepreneurs' Network Funds II(A) and II(B). Fifth-L MDV Partners is the general partner of MDV V-L, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by MDV V-L. Feiber, Schoendorf and Zachary are the general partners/managing members of Fifth MDV Partners, and may be deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by MDV V and MDV V Entrepreneurs' Network Funds II(A) and II(B). Feiber, Schoendorf, Zachary and Chaplinsky are the general partners/managing members of Fifth-L MDV Partners, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by MDV V-L.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

           The address of the principal business office for each of the Reporting Persons is:

           Mohr, Davidow Ventures
           2775 Sand Hill Road, Suite 240
           Menlo Park, California  94025

-------------------                                          -------------------
CUSIP NO. 68338T106                   13 G                   Page 13 of 17 Pages
-------------------                                          -------------------

ITEM 2(c)  CITIZENSHIP:

           MDV V, MDV V Entrepreneurs' Network Funds II(A) and II(B), and MDV V-L are Delaware limited partnerships. Fifth MDV Partners and Fifth-L MDV Partners are Delaware limited liability companies. Feiber, Schoendorf, Zachary and Chaplinsky are United States citizens.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock

ITEM 2(e). CUSIP NUMBER:

           68338T106

ITEM 3. Not Applicable

ITEM 4. OWNERSHIP:

           The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

           (a)  Amount beneficially owned:

                See Row 9 of cover page for each Reporting Person.

           (b)  Percent of Class:

                See Row 11 of cover page for each Reporting Person.

           (c)  Number of shares as to which such person has:

                (i)  Sole power to vote or to direct the vote:

                     See Row 5 of cover page for each Reporting Person.

                (ii) Shared power to vote or to direct the vote:

                     See Row 6 of cover page for each Reporting Person.

               (iii) Sole power to dispose or to direct the disposition of:

                     See Row 7 of cover page for each Reporting Person.

-------------------                                          -------------------
CUSIP NO. 68338T106                   13 G                   Page 14 of 17 Pages
-------------------                                          -------------------

                (iv) Shared power to dispose or to direct the disposition of:

                     See Row 8 of cover page for each Reporting Person.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ] Yes

           Not applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Under certain circumstances set forth in the limited partnership agreements of MDV V, MDV V Entrepreneurs' Network Fund II(A), MDV V Entrepreneurs' Network Fund II(B) and MDV V-L and the limited liability company agreements of Fifth MDV and Fifth-L MDV, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP:

           Not applicable

ITEM 10. CERTIFICATION:

           Not applicable

-------------------                                          -------------------
CUSIP NO. 68338T106                   13 G                   Page 15 of 17 Pages
-------------------                                          -------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001


                                         By: /s/ Nancy J. Schoendorf
                                             -----------------------------------
                                             Nancy J. Schoendorf, individually,
                                             and on behalf of MDV V, in her
                                             capacity as a managing member of
                                             Fifth MDV Partners, the general
                                             partner of MDV V, on behalf of MDV
                                             V Entrepreneurs' Network Fund
                                             II(A), in her capacity as a
                                             managing member of Fifth MDV
                                             Partners, the general partner of
                                             MDV V Entrepreneurs' Network Fund
                                             II(A), on behalf of MDV V
                                             Entrepreneurs' Network Fund II(B),
                                             in her capacity as a managing
                                             member of Fifth MDV Partners, the
                                             general partner of MDV V
                                             Entrepreneurs' Network Fund II(B),
                                             on behalf of MDV V-L, in her
                                             capacity as a managing member of
                                             Fifth-L MDV Partners, the general
                                             partner of MDV V-L, on behalf of
                                             Fifth MDV Partners in her capacity
                                             as a managing member thereof and on
                                             behalf of Fifth-L MDV Partners in
                                             her capacity as a managing member
                                             thereof.


                                         By: /s/ Jonathan D. Feiber
                                             -----------------------------------
                                             Jonathan D. Feiber


                                         By: /s/ George Zachary
                                             -----------------------------------
                                             George Zachary


                                         By: /s/ Robert C. Chaplinsky
                                             -----------------------------------
                                             Robert C. Chaplinksy

-------------------                                          -------------------
CUSIP NO. 68338T106                   13 G                   Page 16 of 17 Pages
-------------------                                          -------------------

                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A: Agreement of Joint Filing                                    17

-------------------                                          -------------------
CUSIP NO. 68338T106                   13 G                   Page 17 of 17 Pages
-------------------                                          -------------------

                                    EXHIBIT A

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Onvia.com, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


February 14, 2001
                                         By: /s/ Nancy J. Schoendorf
                                             -----------------------------------
                                             Nancy J. Schoendorf, individually,
                                             and on behalf of MDV V, in her
                                             capacity as a managing member of
                                             Fifth MDV Partners, the general
                                             partner of MDV V, on behalf of MDV
                                             V Entrepreneurs' Network Fund
                                             II(A), in her capacity as a
                                             managing member of Fifth MDV
                                             Partners, the general partner of
                                             MDV V Entrepreneurs' Network Fund
                                             II(A), on behalf of MDV V
                                             Entrepreneurs' Network Fund II(B),
                                             in her capacity as a managing
                                             member of Fifth MDV Partners, the
                                             general partner of MDV V
                                             Entrepreneurs' Network Fund II(B),
                                             on behalf of MDV V-L, in her
                                             capacity as a managing member of
                                             Fifth-L MDV Partners, the general
                                             partner of MDV V-L, on behalf of
                                             Fifth MDV Partners in her capacity
                                             as a managing member thereof and on
                                             behalf of Fifth-L MDV Partners in
                                             her capacity as a managing member
                                             thereof.


                                         By: /s/ Jonathan D. Feiber
                                             -----------------------------------
                                             Jonathan D. Feiber


                                         By: /s/ George Zachary
                                             -----------------------------------
                                             George Zachary


                                         By: /s/ Robert C. Chaplinsky
                                             -----------------------------------
                                             Robert C. Chaplinksy